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                                                                   Exhibit 10.27


                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

     This Settlement Agreement and General Release (the "Agreement") is made by and between Devasis Ghose ("Executive") and Health Care Property Investors, Inc. ("HCPI" or the "Company") as of the Execution Date (as hereinafter defined). The parties to this Agreement are collectively referred to as the "Parties" and singularly as a "Party."

                                    RECITALS

     WHEREAS, Executive is currently employed by HCPI as a Senior Vice President, Finance and Treasurer; and

     WHEREAS, HCPI and Executive desire to establish the terms and conditions of Executive's employment during the period from January 25, 2003 through February 28, 2003 and provide severance benefits; and

     WHEREAS, Executive and HCPI desire to resolve fully and finally any disagreements between them, and any claims which Executive has made or could have made against HCPI, its agents, employees, predecessors, successors, parents, affiliates, divisions, subsidiaries, or any of them, in accordance with the terms and conditions set forth herein.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the recitals set forth above and the obligations assumed by each Party under this Agreement, the Parties hereby agree as follows:

     1.   Executive's Employment

     Executive shall continue to be employed by HCPI in his current position Senior Vice President, Finance and Treasurer until February 15, 2003, and shall continue to be an employee through February 28, 2003, at which time his employment shall terminate. During the period between January 25, 2003 and February 28, 2003, Executive shall be available as and if needed to perform such duties as directed by Kenneth B. Roath, Chairman and Chief Executive of HCPI

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("Roath"). Executive shall not perform any duties not specifically directed by
Roath. During the remainder of Executive's employment, he shall continue to be covered under the Company's medical, dental, vision, life and disability insurance plans, and shall continue to participate in the Company's 401(k) plan. Executive shall accrue no vacation time after January 24, 2003. Executive's compensation for any work performed during said period shall be paid as part of the Severance Payment set forth in Section 5, below.

     2.   Return of Company Property

     Executive shall vacate and return all keys to the office located at 4675 MacArthur Court, Suite 900, Newport Beach, California 92660, on or before February 15, 2003.

     3.   Payment of Wages

     Executive acknowledges that he has received all wages due and owing to him through January 24, 2003, including without limitation, any accrued, unused vacation pay.

     4.   2002 Bonus

     Executive shall receive a bonus for 2002 in the amount of $109,000. Such Bonus shall be paid to Executive as part of the Severance Payment set forth in
Section 5, below.

     5.   Severance Payment and Benefits

     A. Executive shall be paid severance pay in the gross amount of $401,035 (the "Severance Payment"). The Severance Payment includes payment for services rendered to the company from January 25, 2003 through February 28, 2003 as set forth in Section 1 above, the 2002 bonus set forth in Section 4 above, and payment for any dividends on unvested stock. The Severance Payment shall be subject to withholding in accordance with applicable law. This payment shall be made in full in one installment on the eighth (8th) day following Executive's execution and delivery to HCPI of an executed copy of this Agreement, provided that Executive does not revoke the Agreement.

     B.   Health Care Coverage under COBRA. Executive's health care coverage

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under the Company's benefit plans will expire as of February 28, 2003.
Thereafter, if Executive timely elects to continue his health care coverage in accordance with COBRA, forms for which will be separately provided, and Executive executes and does not revoke this Agreement, HCPI will pay that percentage of Executive's and his eligible dependents' COBRA payments equal to the percentage of Executive's and his eligible dependents' health care insurance paid by the Company as of January 24, 2003, for the period beginning March 1, 2003 and ending on the earlier of January 31, 2004, or such time as Executive is ineligible for COBRA coverage. In the event Executive does not execute this Agreement and/or the revocation period has not expired before the date on which one or more payments is due for such coverage, but timely executes and does not revoke this Agreement thereafter, Executive shall make any such payments, but shall be timely reimbursed by the Company. For purposes of this Agreement, Executive's health care coverage includes medical, dental and vision coverage for Executive and his eligible dependents.

     C.   Outplacement

     The Company has arranged for Lee Hecht Harrison and Challenger, Gray & Christmas to provide outplacement services to Executive. Executive may choose which of these providers he will use. The Company will pay up to $20,000.00 towards such services. In the event Executive desires additional services, such service shall be at his own expense. Any amount of the $20,000 that remains unused will be paid to the Executive as an additional severance payment.

     D.   Restricted Stock Grants and Stock Options

     Executive received grants of stock options pursuant to agreements dated January 27, 1994, January 18, 1995, January 24, 1997, January 28, 1998, February 3, 1999, January 4, 2000, January 18, 2001, and January 2, 2002, and grants of restricted stock pursuant to agreements dated January 28, 1998, February 3, 1999, January 27, 2000, January 18, 2001, and January 2, 2002 (the "Stock Agreements"). The Parties agree that Executive shall retain grants of restricted stock and stock options awarded under the Stock Agreements, as follows:

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          (i)  Stock Options. Stock options awarded to Executive under the Stock
Agreements shall continue to vest until and including February 6, 2003. All vested stock options may be exercised by Executive in accordance with the terms and conditions set forth in the applicable Stock Agreements. For purposes of the Stock Agreements, Executive's separation from the Company shall be considered a termination without cause. The stock options that will vest on or before February 6, 2003, are summarized in the table attached hereto as Attachment A. Executive understands and agrees that he has no further rights under the Stock Agreements to any stock options that will not vest on or before February 6, 2003. Notwithstanding any contrary provisions of the Stock Agreements, the exercise dates for 15,000 stock options at $36.625 per share granted pursuant to the January 24, 1997 Stock Agreement and 28,000 stock options at $38.625 per share granted pursuant to the January 28, 1998 Stock Agreement, are hereby extended to and including January 23, 2007 and January 27, 2008, respectively.

          (ii) Grants of Restricted Stock. The Company hereby waives any option to repurchase all shares of restricted stock granted to Executive under the Stock Agreements, for which the Company's option to repurchase would expire on or before February 6, 2003 (the "Executive's Shares"). The Executive's Shares are summarized in the table attached hereto as Attachment A. The Executive's Shares shall be delivered to Executive on the eighth (8th) day following Executive's execution of this Agreement, provided that Executive does not revoke the Agreement. Executive understands and agrees that the Company shall be deemed to have exercised its option to repurchase all shares of restricted stock for which the Company's option to repurchase will not have expired on or before February 6, 2003.

          6.   Sole Financial Obligation

          The compensation and benefits provided for under paragraphs 1, 4 and 5 shall constitute the sole and exclusive financial obligation of HCPI to Executive under this Agreement.

          7.   Executive's General Release of Known and Unknown Claims

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          A.   For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and (as the case may be) his estate, descendants, spouse, dependents, heirs, executors, administrators, successors, and assigns (the "Executive Releasors"), do hereby release and forever discharge HCPI and (as the case may be) its affiliates, parent companies, subsidiaries, and each of their respective divisions, groups, business units, associates, owners, stockholders, predecessors, successors, heirs, assigns, agents, trustees, directors, officers, partners, employees, representatives, lawyers, and all persons acting by, through, under or in concert with them, or any of them (the "HCPI Releasees"), of and from any and all action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent ("Executive Claims"), which the Executive Releasors now have or at any time heretofore have had against the HCPI Releasees, or any of them, by reason of any act, cause, matter or thing whatsoever from the beginning of time to the Effective Date (as hereinafter defined), provided, however, that this release shall not affect (a) any right of indemnity that Executive may have for actions taken in the course of his employment, (b) Executive's right to disposition of the assets of his 401k account in accordance with plan rules, (c) Executive's right to exercise vested stock options and retain grants of restricted stock under the Stock Agreements in accordance with paragraph 5(D), above, or (d) Executive's right to obtain Unemployment Insurance Compensation.

          Executive acknowledges that he is aware of the Older Workers Benefit Protection Act, under which he has the following rights:

          (A) EXECUTIVE HAS BEEN ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS AGREEMENT;

          (B) THE CONSIDERATION PROVIDED TO EXECUTIVE UNDER THIS AGREEMENT IS IN ADDITION TO ANYTHING OF VALUE TO WHICH HE WAS ALREADY ENTITLED;

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          (C)  THIS AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD
BY EXECUTIVE, AND HE UNDERSTANDS ITS TERMS;

          (D) EXECUTIVE HAS TWENTY ONE (21) DAYS FROM THE DATE OF HIS RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT; AND

          (E) EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT; AND THIS AGREEMENT WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THE REVOCATION PERIOD.

          If Executive does not execute and deliver an executed copy of this Agreement to HCPI on or before 5:00 p.m. on the twenty-first day after his receipt of this Agreement, the offer made herein is revoked. If, after executing this Agreement, Executive wishes to revoke this Agreement he shall deliver written notice of such revocation to Ed Henning, Senior Vice President, General Counsel and Corporate Secretary of HCPI on or before 5:00 p.m. on the seventh (7/th/) day after his execution of this Agreement.

          B. Except as expressly provided in this Agreement, the Executive Claims released herein include, without limiting the generality of the foregoing, any claims in any way arising out of, based upon, or related to the facts which have been or could have been alleged against HCPI, or any matters arising out of, based upon, or related to Executive's employment or remuneration at, or his hire by or termination from HCPI, including without limitation any claims arising out of any other written instrument, agreement or plan purporting to award, transfer, convey, confer or grant Executive any stock or stock options in the Company of any type or character whatsoever; any alleged breach of any express or implied employment agreement between Executive and HCPI; any alleged breach of any covenant of good faith and fair dealing, express or implied; any alleged torts or other alleged legal restrictions on HCPI's right to terminate Executive's employment; and any alleged violation of any federal, state or local statute, regulation

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or ordinance including, without limitation, Title VII of the Civil Rights Act of
1964, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act, as amended; the Fair Labor Standards
Act, as amended; the Labor Management Relations Act, as amended; the National Labor Relations Act, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended; the Employee Retirement Income Security Act, as amended; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act, as amended; the Family Medical Leave Act, as amended; the Federal False Claims Act, as amended; the Fair Credit Reporting Act, as amended; any applicable collective bargaining agreements; the California Fair Employment and Housing Act, as amended; the California Family Rights Act, as amended; the California Labor Code; and/or any other local, state or federal law, regulation or ordinance governing or relating to the employment relationship.

          C. Executive acknowledges that he has been advised by legal counsel about and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

          Executive, being aware of said code section, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect. Executive acknowledges that he understands the significance and consequence of his release and specific waiver of Section 1542. Executive affirms that this waiver of Section 1542 is not a mere recital. Rather, it is a specifically bargained-for provision of this Agreement. Executive affirms that he is aware that HCPI would not have entered into this Agreement but for his agreement to a full waiver of all claims of any type and description, including unknown claims. The Parties have

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included this waiver of Section 1542 in this Agreement in order to procure certainty in their affairs.

          D. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Executive Claim which he may have against the HCPI Releasees, or any of them, and Executive agrees to indemnify and hold the HCPI Releasees, and each of them, harmless from any liability, Executive Claims, demands, damages, costs, expenses and attorneys' fees incurred by HCPI Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the HCPI Releasees against Executive under this indemnity.

          E. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Executive Claims released hereunder, or in any manner asserts against the HCPI Releasees, or any of them, any of the Executive Claims released hereunder, then Executive shall pay to the HCPI Releasees, and each of them, in addition to any other damages caused to the HCPI Releasees thereby, all attorneys' fees incurred by the HCPI Releasees in defending or otherwise responding to said suit or Executive Claim. Provided, however, that this Paragraph E shall not apply to any claim or action to the extent such claim or action is to challenge the validity of the waiver or release with respect to claims under the Age and Discrimination in Employment Act, as amended.

          8.   HCPI's Release of Known and Unknown Claims

          A. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, HCPI and its affiliates, parent companies, subsidiaries, and, to the extent HCPI has the authority to do so, each of their respective divisions, groups, business units, associates, owners, stockholders, predecessors, successors, heirs, assigns, agents, trustees, directors, officers, partners, employees, representatives, lawyers, and all persons acting by, through, under or in concert with them, or any of them (the "HCPI Releasors"), do hereby release and forever discharge Executive of and from any and all action or actions, cause or causes of action, in law or in equity, suits, debts,

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liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent ("HCPI Claims"), which the HCPI Releasors now have or heretofore have had against Executive, by reason of any act, cause matter or thing whatsoever from the beginning of time to the Effective Date (as hereinafter defined).

          B. HCPI acknowledges that it has been advised by legal counsel about and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

          HCPI, being aware of said code section, hereby expressly waives any rights it may have thereunder, as well as under any other statutes or common law principles of similar effect. HCPI acknowledges that it understands the significance and consequence of its release and specific waiver of Section 1542. HCPI affirms that this waiver of Section 1542 is not a mere recital. Rather, it is a specifically bargained-for provision of this Agreement. HCPI affirms that it is aware that Executive would not have entered into this Agreement but for its agreement to a full waiver of all claims of any type and description, including unknown claims. The Parties have included this waiver of Section 1542 in this Agreement in order to procure certainty in their affairs.

          D. HCPI represents and warrants that there has been no assignment or other transfer of any interest in any HCPI Claim which it may have against Executive, and HCPI agrees to indemnify and hold Executive harmless from any liability, HCPI Claims, demands, damages, costs, expenses and attorneys' fees incurred by Executive as a result of any person asserting any such assignment or transfer. It is the intention of the Parties that this indemnity does not require

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payment as a condition precedent to recovery by Executive against HCPI under this indemnity.

          E. HCPI agrees that if it hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon or relating to any of the HCPI Claims released hereunder, or in any manner asserts against Executive any of the HCPI Claims released hereunder, then HCPI shall pay to Executive, in addition to any other damages caused to Executive thereby, all attorneys' fees incurred by Executive in defending or otherwise responding to said suit or HCPI Claim.

          9.   References

          All requests for references regarding Executive shall be directed to HCPI human resources department and HCPI shall respond to any such requests with Executive's dates of employment and job title(s). No other information shall be provided. Executive shall have the right to review and comment upon any press release issued by HCPI regarding Executive's departure from HCPI.

          10.  No Admission of Liability

          It is understood and agreed that this Agreement is the compromise of doubtful and disputed claims, and that HCPI contends that Executive has suffered no injury and incurred no damages as a result of the alleged acts or omissions of HCPI, and denies liability in any fashion to Executive. Executive and HCPI enter into this Agreement solely to settle the doubtful and disputed claims between them and to avoid further costs and litigation. Neither the execution of this Agreement, nor the performance of any term hereof, including payment of any sum of money, shall constitute, be construed as or be deemed an admission of any liability, wrongdoing or culpability whatsoever by HCPI or by Executive, including without limitation any violation of federal, state or local law, ordinance or regulation, or any violation of HCPI's policies or procedures.

          11.  Assumption of Risk

          Each of the Parties fully understands that if any fact with respect to any matter

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covered by this Agreement is found hereafter to be other than, or different from, the facts now believed by any of the Parties to be true, each of the Parties expressly accepts and assumes the risk of such possible difference in fact and agrees that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact. This Agreement shall not be subject to attack on the ground that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate.

          12.  Indemnification of Executive

          Nothing in this Agreement shall affect Executive's right to indemnification for actions taken in the scope of his employment, as required by Labor Code Section 2802 and applicable provisions of the California Corporations Code. To this end, HCPI will to the fullest extent permitted by applicable law, indemnify Executive and hold Executive harmless for any acts, omissions, or decisions made in good faith while performing services for HCPI or any affiliate of HCPI, and shall for a period of five (5) years following his termination from employment, provide Executive with coverage under any liability insurance policy or policies that cover directors and/or officers of the Company. To the same extent, HCPI will pay all expenses, including reasonable attorneys' fees and cost of court approved settlements, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal thereon, which are brought against Executive by reason of his service as an officer or agent of HCPI or any affiliate of HCPI. Executive shall notify the general counsel of HCPI of any claim as to which he claims any right to indemnification as soon as practicable after becoming aware of such claim. Executive shall not enter into any settlement or make any settlement offer with respect to any claim as to which he claims any right to indemnification without the prior authorization of HCPI.

          13.  Arbitration

          The Parties hereby agree to submit any claim or dispute arising out of or relating to

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the terms of this Agreement as to Executive's employment or the termination thereof or to private and confidential arbitration by a single neutral arbitrator selected and agreed jointly by counsel for the Company and Executive. Subject to the terms of this paragraph, the arbitration proceedings shall be governed by the rules of the American Arbitration Association applicable to employment disputes as they may be in effect from time to time, and shall take place in Orange County California. The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules. The decision of the arbitrator shall be rendered in writing and be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. All costs of the arbitration proceeding, including attorneys' fees and witness expenses, shall be paid by the Party against whom the arbitrator rules. This arbitration procedure is intended to be the sole and exclusive method of resolving any claim for breach of this Agreement.

          14.  Construction of Agreement

          This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language of this Agreement shall not be construed for or against any particular Party. Each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefit of the successors and assigns of the Parties. The headings used herein are for reference only and shall not affect the construction of this Agreement.

          15.  Sole Agreement

          This Agreement constitutes and contains the sole and entire agreement between the Parties and supersedes all prior agreements, negotiations and discussions between the Parties and/or their respective counsel with respect to the subject matters covered hereby. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any of the Parties concerning the subject matter hereof. This is an integrated agreement. Although the

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termination of employment provided for in this Agreement may affect the Parties'
rights thereunder, this Agreement shall not be deemed to modify or supersede any of the terms of the Stock Option or Restricted Stock Grant agreements governing stock options or restricted stock granted on: January 27, 1994, January 18, 1995, January 27, 1997, January 28, 1998, February 3, 1999, January 4, 2000,
January 27, 2000, January 18, 2001, and January 2, 2002, except as specifically discussed in Section 5D. Moreover, this Agreement shall not be deemed to supersede or modify Executive's obligations under the Company's Statement of Policies and Procedures Governing the Disclosure of Confidential Information and the Prevention of Insider Trading that were acknowledged by Executive on April 30, 2002, and shall continue after termination of her employment.

          16.  Severability

          In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or unenforceability shall not affect any other provision of this Agreement, and the remaining portions shall remain in full force.

          17.  Amendment to Agreement

          Any amendment to this Agreement must be in a writing signed by duly authorized representatives of the Parties and stating the intent of the Parties to amend this Agreement. No breach of any provision of this Agreement shall be deemed waived unless the waiver is in writing signed by a duly authorized representative of the waiving Party. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

          18.  Representation by Counsel

          Each Party acknowledges representation by counsel (or the opportunity to be so represented) throughout all negotiations which preceded the execution of this Agreement. Each Party acknowledges that no person or entity, including but not limited to a Party or agent or attorney

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of any other Party, has made any promise, representation, or warranty, express or implied, not contained in this Agreement, to induce the other Party to execute this Agreement. Each Party has read the foregoing Agreement, accepts and agrees to the provisions it contains, and hereby executes it voluntarily with full understanding of its consequences.

          19.  Party Cooperation

          The Parties agree to cooperate fully and to execute any and all supplementary documents and to take any and all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement.

          20.  Execution Date

          The Execution Date of this Agreement shall be the date of the last signature placed hereon. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one agreement, with the same force and effect as if all signatures had been entered on one document.

          IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below.

____________________________                HEALTH CARE PROPERTY INVESTORS, INC.


  /s/ Devasis Ghose                         By: /s/ Edward J. Henning
-----------------------                        ----------------------------
Devasis Ghose                                     Edward J. Henning

Date: February 10, 2003                     Its:  Senior Vice President,
                                                  General Counsel and
                                                  Corporate Secretary

                                            Date: February 10, 2003

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                                  Attachment A
                  Options vested on or before February 3, 2003

   Grant date            # of options          Strike Price
   ----------            ------------          ------------
        1/27/1994                   800                  29.13
        1/18/1995                 1,080                 28.375

        1/24/1997                15,000                 36.625

        1/28/1998                28,000                 38.625
         2/3/1999                 9,200                  27.75
         1/4/2000                15,000                 23.875
        1/18/2001                11,000                 32.062
         1/2/2002                20,000                  35.85
                        ---------------
                                100,080
                        ===============

Grants vesting between January 25, 2003 and February 3, 2003

   Grant date            Vesting Date          # of grants
   ----------            ------------          -----------
        1/27/2000             1/27/2003               1,400
        1/28/1998             1/28/2003                 460
         2/3/1999              2/3/2003                 800

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